   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 10, 1999
                                                           REGISTRATION NO. 333-
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              ---------------------

                                    FORM F-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              ---------------------

                             NUR MACROPRINTERS LTD.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                              ---------------------

                   ISRAEL                         NOT APPLICABLE
       (STATE OR OTHER JURISDICTION OF           (I.R.S. EMPLOYER
       INCORPORATION OR ORGANIZATION)           IDENTIFICATION NO.)

                              5 DAVID NAVON STREET
                             MOSHAV MAGSHIMIM 56910
                                     ISRAEL
                    (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

                              ---------------------

                              CT CORPORATION SYSTEM
                                  1633 BROADWAY
                            NEW YORK, NEW YORK 10019
                              (NAME AND ADDRESS OF
                               AGENT FOR SERVICE)

                                 (212) 246-5070
          (TELEPHONE NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                    COPY TO:
                             RUBI FINKELSTEIN, ESQ.
                       ORRICK, HERRINGTON & SUTCLIFFE LLP
                                666 FIFTH AVENUE
                            NEW YORK, NEW YORK 10103
                   (212) 506-5000 (PHONE) (212) 506-5151 (FAX)

   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

As soon as practicable after the effective date of this Registration Statement.

     If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box: / /

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: /X/

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                         CALCULATION OF REGISTRATION FEE

----------------------------------------- -------------------- -------------------- -------------------- -------------------
                                                AMOUNT              PROPOSED             PROPOSED            AMOUNT OF
                                                 TO BE          MAXIMUM OFFERING     MAXIMUM AGGREGATE      REGISTRATION
  TITLE OF SECURITIES TO BE REGISTERED      REGISTERED (1)       PRICE PER SHARE      OFFERING PRICE            FEE
----------------------------------------- -------------------- -------------------- -------------------- -------------------
Ordinary shares,
NIS 1.0 nominal value per share            1,998,697 shares        $10.75 (2)         $21,485,992 (2)        $5,672.31
----------------------------------------- -------------------- -------------------- -------------------- -------------------

Ordinary shares,
NIS 1.0 nominal value per share (3)        6,464,476 shares            $0                   $0                   $0
----------------------------------------- -------------------- -------------------- -------------------- -------------------
----------------------------------------- -------------------- -------------------- -------------------- -------------------

Total ordinary shares,
NIS 1.0 nominal value per share (4)        8,463,173 shares            --                   --               $5,672.31
----------------------------------------- -------------------- -------------------- -------------------- -------------------

(1) Pursuant to Rule 416, this registration statement shall be deemed to cover an indeterminate number of additional ordinary shares in the event the number of outstanding shares of Nur Macroprinters Ltd. is increased by stock split, stock divided and/or similar transactions.

(2) Pursuant to Rule 457(c), the proposed maximum offering price per ordinary share and the proposed maximum aggregate offering price have been calculated on the basis of $10.75 per share, the average of the bid and asked price of the ordinary shares on the Nasdaq National Market on December 3, 1999.

(3) Pursuant to Rule 429, these 6,464,476 ordinary shares are being carried forward from a Registration Statement on Form F-1 (No. 333-66103) along with filing fees of $5,503.21 associated with such securities that were previously paid with the F-1 Registration Statement, as amended.

(4) Including 705,000 ordinary shares underlying warrants.


    PURSUANT TO RULE 429 OF THE SECURITIES ACT OF 1933, THE PROSPECTUS INCLUDED AS A PART OF THIS REGISTRATION STATEMENT ALSO RELATES TO A REGISTRATION STATEMENT ON FORM F-1 (NO. 333-66103).

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                  SUBJECT TO COMPLETION DATED DECEMBER 10, 1999

PROSPECTUS

                                    8,463,173

                             NUR MACROPRINTERS LTD.

                                 ORDINARY SHARES



                                -----------------

         The selling security holders identified in this prospectus are offering up to 8,463,183 of our ordinary shares. Our ordinary shares are traded on the Nasdaq National Market under the symbol "NURM." The last reported sale price for our ordinary shares on the Nasdaq National Market on December 9, 1999 was $11.75 per share.

         We will not receive any proceeds from the sale of ordinary shares by the selling security holders. We are not offering any ordinary shares for sale under this prospectus. See "Selling Security Holders" for a list of the selling security holders. See "Plan of Distribution" for a description of how the ordinary shares can be sold.

                                -----------------

         INVESTING IN OUR ORDINARY SHARES INCLUDES RISKS. FOR MORE INFORMATION, PLEASE SEE "RISK FACTORS" BEGINNING ON PAGE 6.

                                -----------------

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED WHETHER THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                -----------------


                The date of this prospectus is December __, 1999

                                TABLE OF CONTENTS

                                                                            PAGE
Available Information.........................................................2
Incorporated Documents........................................................3
The Company...................................................................4
Risk Factors..................................................................6
Special Note Regarding Forward-Looking Statements............................15
Use of Proceeds..............................................................15
Selling Security Holders.....................................................16
Plan of Distribution.........................................................22
Legal Matters................................................................23
Experts......................................................................23
SEC Position on Indemnification for Securities Act Liabilities...............24

         You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. The ordinary shares are not being offered in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate after the date of such document.

                              AVAILABLE INFORMATION

         We are subject to the information reporting requirements of the Securities and Exchange Act of 1934 as a foreign private issuer as defined in Rule 3b-4 of the Exchange Act. In accordance with these reporting requirements, we will file reports and other information with the Securities and Exchange Commission. Such reports and other information can be inspected and copied at the Public Reference Room of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices at 500 West Madison Street, Suite 1400, Chicago, IL 60661-2511 and 7 World Trade Center, 13th Floor, New York, NY 10048, at prescribed rates. The Commission also maintains a web site that contains reports, proxy and information statements and other information regarding registrants, such as ourselves, that file electronically with the Commission. The address of such web site is HTTP://WWW.SEC.GOV. You may also obtain information from the Public Reference Room by calling the Commission at 1-800-SEC-0330. In addition, our ordinary shares are quoted on the Nasdaq National Market System, so our reports and other information can be inspected at the offices of the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.

         We intend to furnish our security holders with annual reports containing additional financial statements and a report thereon by independent certified public accountants prior to each of our annual meetings.

                             INCORPORATED DOCUMENTS

         The Securities and Exchange Commission allows us to "incorporate by reference" information into this prospectus. This means that we can disclose important information to you by referring you to another document filed by us with the Commission. Information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by this prospectus.

         The following documents are incorporated herein by reference:

         (a) Our Annual Report on Form 20-F for the fiscal year ended December 31, 1998 as filed with the Commission on May 4, 1999;

         (b) Our Current Reports on Form 6-K filed with the Commission on January 27, 1999, February 26, 1999, March 2, 1999, April 27,
                  1999, May 13, 1999, August 12, 1999 and November 5, 1999 (as
                  amended on November 15, 1999); and

         (c) The description of our ordinary shares contained in the registration statements under the Exchange Act on Form 8-A as filed with the Commission on July 25, 1995 and September 15, 1995, and including any subsequent amendment or report filed for the purpose of updating such description.

         In addition, all documents we have filed or subsequently file under Sections 13(a), 13(c) and 15(d) of the Exchange Act, before the termination of this offering, are incorporated by reference.

         We will provide without charge to any person (including any beneficial owner) to whom this prospectus has been delivered, upon the oral or written request of such person a copy of any document incorporated by reference in the registration statement (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that the registration statement incorporates), of which this prospectus forms a part. Such requests should be directed to Hilel Kremer, Chief Financial Officer, Nur Macroprinters Ltd., P.O. Box 8440, Moshav Magshimim 56910, Israel. Our telephone number at that location is 972-3-908-7676. Our corporate web site address is http:/www.nur.com. The information on our web site is not intended to be a part of this prospectus.

                                   THE COMPANY


INTRODUCTION

         Nur Macroprinters Ltd. is a world leader in the market for the sale of super wide and wide format digital printing systems. We develop, manufacture, sell and service digital color printers for the printing of large images such as billboards, posters, and banners. We also supply our customers with the inks, solvents and print substrates for use with our printers.

         On October 6, 1995, we completed our initial public offering and our shares are listed on the Nasdaq National Market under the symbol NURM. There is no non-United States trading market for our shares.

OUR PRODUCTS

         Our printers allow customers to print large color images on demand, generally in substantially less time, with less labor, and at a lower cost than traditional methods of printing.

         One of our principal products is the Blueboard printer, a second generation of super wide format printer introduced in early 1997. The Blueboard printer can print in variable widths from 0.9 to 5 meters (approximately 3 to 16.4 feet). The Blueboard printer is based on our own continuous ink-jet digital printing technology and is designed to improve quality and ease of use.

         In April 1998, we introduced a faster version of the Blueboard printer, the Blueboard 2, in response to demand from our customers for increased productivity. The Blueboard 2 is now also one of our main products. In February 1999, we introduced the Blueboard HiQ, which produces higher quality prints with higher resolution than the Blueboard and the Blueboard 2 printers.

         In February 1999 we introduced the NUR Fresco, a new printing system, which is in beta testing, targeted at the wide format (widths of up to 1.8 meters (6 feet)) screen printing market. The NUR Fresco is a high-quality digital production press, bringing a combination of speed and productivity to the wide format market. The Fresco printer is based on our drop-on-demand digital printing technology.

         The ink we sell to our customers for use with our Blueboard printers is resistant to water and ultraviolet rays and is well suited for indoor and outdoor use. The substrates we sell to our customers are also suitable for indoor and outdoor use and are made of vinyl, PVC, paper, and mesh.

OUR CUSTOMERS

         We sell our printers and related products primarily to commercial printers, design and service firms, screen printers, outdoor media companies, and trade shops. Our customers use our products to print large images such as billboards, posters, banners, and point of purchase displays for advertising, as well as decorations and backdrops for showrooms, museums, and exhibits.

OUR STRATEGY

         Our strategy is to:

- strengthen our position as a world leader in the super wide format printing market by supplying the most productive and cost-effective super wide format digital printers;

- introduce large format digital ink jet printers to replace a significant portion of the current large format screen printers process;

- be our customers' vendor of choice for all of their ink and substrate needs;

- enable our customers to develop new ways to profit from our printing systems; and

- provide our customers with highly responsive and capable support, service and supplies.


         Where you can obtain additional information:

             Mailing Address                           Executive Office
             ---------------                           ----------------
              P.O. Box 8440                          5 David Navon Street
         Moshav Magshimim 56910                     Moshav Magshimim 56910
                 Israel                                     Israel

          Phone: 972-3-908-7676                  Website: HTTP://WWW.NUR.COM

         The information on our web site is not intended to be a part of this prospectus.

                                  RISK FACTORS

         In this section we highlight some of the risks associated with our business and operations. Investing in our shares is very risky. You should be able to bear a complete loss of your investment. To understand the level of risk, you should carefully consider the following risk factors, as well as the other information found in this prospectus, when evaluating an investment in the ordinary shares.

WE NEED ADDITIONAL FINANCING.       We believe that our revenues from operations
                                    together with our capital resources and
                                    credit facilities will be sufficient to fund
                                    our current activities at their present rate
                                    without our planned expansion through
                                    December 2000. If we want to proceed with
                                    the planned expansion of our operations, we
                                    will require additional funds, to be raised
      WE NEED TO RAISE MORE         through public or private financing of debt
      MONEY TO SUCCESSFULLY         or equity, to ensure our ability to maintain
      RUN OUR BUSINESS.             our operations after July 2000. If we are
                                    unable to raise such funds, we will have to reduce or eliminate certain planned expenditures for research and development, production, or marketing of our products, any one of which could have a negative impact on our financial results. In this regard, how much money we will need depends on numerous factors, including the success of our marketing and customer service efforts, our research and development activities, and the demand for our products and services. We cannot guarantee that additional financing will be available or that, if available, it will be obtained on terms we find favorable. We currently have no commitments for additional financing.

WE DEPEND ON A FEW KEY              We are highly dependent upon the sale of our
PRODUCTS IN A BUSINESS SUBJECT      principal products, the NUR Blueboard
TO RAPID TECHNOLOGICAL CHANGE.      printers and the NUR Fresco printer. Rapid
                                    changes in technology, customer preferences
                                    and evolving industry standards increasingly
                                    characterize the market for our printers. As
                                    a result of these factors, our growth and
                                    future financial performance will depend
                                    upon our ability to develop and market new
                                    products and keep pace with the latest
                                    technological advances in the industry. We
                                    must also improve our existing products to
                                    accommodate technological advances and
                                    customer preferences. During 1998 and the
      OUR SUCCESS DEPENDS ON        first nine months of 1999, we invested
      THE RESEARCH AND              approximately $5.03 million and $3.7
      DEVELOPMENT OF NEW            respectively, in research and development
      PRODUCTS.                     projects of which, in 1998, $1.95 million
                                    was related to the acquisition of technology that caused a one-time write-off assigned to research and development. Our business could seriously suffer if we fail to anticipate or respond adequately to changes in technology and customer preferences, or if our products are delayed in their development or introduction. Other events beyond our control could also hurt our business. For example, one of our competitors could develop and market a printer that customers prefer over our printers. We cannot make assurances that we will successfully develop any new products. Finally, we cannot predict how the introduction of new products by our competitors will affect sales of our existing products.

      OUR NEW PRODUCT, THE          The NUR Fresco was introduced in February
      NUR FRESCO, IS STILL IN       1999 and is still in beta testing. Much of
      BETA TESTING.                 our success may depend upon our ability to
                                    complete testing and introduce the product to our intended market.

OVER THE NEXT THREE YEARS WE        In September 1998 we acquired all rights to
WILL MAKE SIGNIFICANT ROYALTY       a certain drop-on-demand inkjet technology
PAYMENTS.                           suitable for large format digital printers.
                                    Until September 2001 we must pay royalty payments to the seller of up to $1.3 million. If we do not make certain minimum royalty payments, the seller of the technology will have the option to buy-back the technology.

OUR SUCCESS DEPENDS ON OUR          We currently purchase all of the ink and
SUPPLIERS AND SUBCONTRACTORS.       ink-jets used in our NUR Blueboard printers
                                    from one supplier, Imaje, a French
                                    manufacturer of ink-related products, and
                                    purchase all of our ink-jet printheads used
                                    in the NUR Fresco from another supplier. We
                                    have been able to obtain adequate supplies
                                    of ink and ink-jets in the past, although
                                    Imaje has occasionally delivered the
      IMAJE IS OUR ONLY             supplies late. If these sole suppliers
      SUPPLIER OF INK AND INK-      experience any problem that results in
      JETS FOR THE NUR              production delays, our sales to new
      BLUEBOARD PRINTERS.           customers and existing customers that rely
                                    on our ink and/or ink-jet components to
                                    operate their printers could be hurt.
                                    Because the success of our business depends on the sale of our printers, such a supply problem could have a severe effect on our financial results. Also, if Imaje reduces or changes the credit or payment terms it extends to us, our business could be hurt.

      WE RELY ON A LIMITED          We employ a limited number of unaffiliated
      NUMBER OF                     subcontractors to manufacture components for
      SUBCONTRACTORS.               our printers. The assembly of our NUR
                                    Blueboard printers is currently conducted by a 50% owned subsidiary. Our subcontractors have, in the past, been late in delivering components. We have, however, been able to obtain adequate supplies of the components and raw materials necessary to produce our printers and we have not had any serious problems with our subcontractors. Because we rely on subcontractors, we cannot be sure that we will be able to maintain an adequate supply of components. Moreover, we cannot be sure that any of the components we purchase will satisfy our quality standards and be delivered on time. Our business could suffer if we fail to maintain our relationships with our subcontractors or fail to develop alternative sources for our printer components. Also, as our business grows, we will need to purchase greater quantities of components on a timely basis, and any delay in supply could hurt our sales. We cannot guarantee that we will develop alternative sources of production for our products.

OUR BUSINESS IS EXTREMELY           The printing equipment industry is extremely
COMPETITIVE.                        competitive and many of our competitors have
                                    greater management, financial, technical,
                                    manufacturing, marketing, sales,
                                    distribution, and other resources than we
                                    do. Our ability to compete depends on
                                    factors both within and outside of our
                                    control, including the performance and
                                    acceptance of our current printers and any
                                    products we develop in the future. We
                                    compete against several companies that
                                    market digital printing systems based on
      WE HAVE NUMEROUS              electrostatic, drop-on-demand inkjet,
      COMPETITORS IN THE            airbrush, and other technologies. We also
      MARKET FOR OUR PRINTERS.      face competition from existing conventional
                                    wide-format and super-wide format printing methods, including hand painting, screen printing, and offset printing. Our competitors could develop new products, with existing or new technology, that could be competitive in price and performance with our printers. We can offer no assurance that we can compete effectively with any such products.

      WE ALSO FACE                  We also compete with independent
      COMPETITION IN THE            manufacturers in the market for printer
      MARKET FOR PRINTING           supplies, in particular, the inks we supply.
      SUPPLIES.                     In 1998 and during the first nine months of
                                    1999, ink sales accounted for 23.6% and
                                    23.25% of our total sales, respectively. We cannot guarantee that we will be able to remain the exclusive or even principal ink manufacturer for our printers. We recently entered the substrate business, which is also highly competitive and characterized by a large number of suppliers worldwide. We are developing substrates through subcontractors that have a high added-value when used with our printers. We believe we are well positioned, both in our technical knowledge and in the minds of our customers, to succeed in selling high value-added substrates to our customers. We can not assure you that we will be able to compete effectively or achieve significant revenues in the substrate business.

WE DEPEND ON OUR KEY                Our success depends to a significant extent
EMPLOYEES.                          upon the contributions of key personnel and
                                    our senior executives. Our business could seriously suffer if one or more of our key personnel or senior executives were to leave our company. In addition, we do not have, and do not contemplate getting,

                                    "key-man" life insurance for any of our key employees. Our future success will also depend in part on our continuing ability to retain our key personnel and senior executives and to attract other highly qualified employees. We cannot assure our continued success in attracting or retaining highly qualified personnel.

WE RELY ON TRADE SECRETS,           We rely on a combination of trade secrets,
PATENTS AND PROPRIETARY             licenses, patents, and non-disclosure and
RIGHTS.                             confidentiality agreements to establish and
                                    protect our proprietary rights in our
                                    products. We cannot guarantee that our
                                    existing patents or any future patents will not be challenged, invalidated, or circumvented, or that our competitors will not independently develop or patent technologies that are substantially equivalent or superior to our technology. We cannot be sure that we will receive further patent protection in Israel, the United
                                    States, or elsewhere, for existing or new products or applications. Even if we do secure further patent protection, we cannot guarantee it will be effective. In some countries, meaningful patent protection is not available. We are not aware of any infringement claims against us involving our proprietary rights. Third parties may assert infringement claims against us in the future, and the cost of responding to such assertions, regardless of their validity, could be significant. In addition, such claims could be found to be valid and result in large judgments against us. Even if such claims are not valid, the cost could be substantial to protect our patent rights.

      IT IS DIFFICULT TO PROTECT    We believe that our success is less
      OUR PROPRIETARY RIGHTS.       dependent upon the legal protection afforded
                                    by patent and other proprietary rights than on the knowledge, ability, experience, and technological expertise of our employees and our key suppliers. Our policy is to have employees sign confidentiality agreements, to have selected parties, including key suppliers, sub-contractors, and distributors, sign non-competition agreements, and to have third parties that we deal with sign non-disclosure agreements.
                                    Although we take precautionary measures to protect our trade secrets, we cannot guarantee that others will not acquire equivalent trade secrets or steal our exclusive technology. Moreover, we may not be able to meaningfully protect our rights that are not protected by patents.

WE RELY ON INTERNATIONAL SALES.     Our printers and supplies are sold
                                    worldwide, with revenues generated in
                                    various currencies. There are a number of risks inherent in international business activities, including unexpected changes in regulatory requirements, political instability, tariffs and other trade barriers, as well as the burdens of complying with different foreign laws. To date, fortunately, these risks have not materially affected our business or financial situation. We cannot predict, however, when exchange or price controls or other restrictions on the conversion of foreign currencies could impact our business.

      CURRENCY FLUCTUATIONS         Because we have revenues and expenses in
      ARE A RISK WE FACE ON A       various currencies, including the U.S.
      DAILY BASIS.                  dollar, the NIS, and certain European
                                    currencies, our financial results are
                                    subject to the effects of fluctuations of foreign currency exchange rates. In the future, currency fluctuations could hurt our profitability. We do not hedge against fluctuations in currency exchange rates, but we may do so in the future.

ENVIRONMENTAL CONCERNS.             We mix the ink used in our NUR Blueboard
                                    printers with a methyl ethyl-ketone solvent.
                                    Methyl ethyl-ketone solvent is a hazardous substance and is subject to various government regulations relating to its transfer, handling, packaging, use, and disposal. We store the ink at warehouses in Europe, the United States and Israel, and a shipping company ships it at our direction.
                                    We face potential responsibility for
                                    problems that may arise when we ship the ink to customers. We believe that we are in material compliance with all applicable environmental laws and regulations. If we fail to comply with these laws or an accident involving our ink waste or methyl ethyl-ketone solvent occurs then our business and financial results could be adversely affected.

WE RELY ON GOVERNMENT               We have been favorably affected by certain
GRANTS, TAX BENEFITS, AND OTHER     Israeli and Belgian Government programs and
FUNDING FROM THIRD PARTIES.         tax legislation principally related to
                                    research and development and sales and
                                    marketing grants and capital investment
                                    incentives. Our operations could be
                                    adversely affected if these programs or tax benefits are reduced or eliminated and not replaced with equivalent programs or benefits, or if our ability to participate in these programs were significantly reduced. We cannot assure you that such programs and tax legislation will continue in the future or that the available benefits will not be reduced or that we will continue to meet the conditions to benefit from such programs and legislation.

WE RECEIVE TAX BENEFITS             Pursuant to the Law of Encouragement of
FROM THE ISRAELI                    Capital Investments, the Israeli government
GOVERNMENT.                         has granted "Approved Enterprise" status to
                                    some of our production facilities.
                                    Consequently, these facilities are eligible for certain tax benefits for the first several years in which they generate taxable income. If we fail to obtain additional grants, or if our tax benefits are significantly reduced, our financial condition could suffer.

      WE MUST COMPLY WITH           To receive grants and tax benefits, we must
      CONDITIONS TO RECEIVE         comply with a number of conditions. If we
      GRANTS AND TAX BENEFITS.      fail to comply with these conditions, the
                                    grants and tax benefits that we receive
                                    could be partially or fully canceled and we would be forced to refund the amount of the canceled benefits received, adjusted for inflation and interest. We believe that we have operated and will continue to operate in compliance with the required conditions, although we cannot be sure. We further believe that the likelihood is remote that we will be required to refund grants or tax benefits that we receive from the Israeli government, the Marketing Fund, and under our "Approved Enterprise" status.

WE HAVE EXPERIENCED                 In the past we experienced financial
FINANCIAL DIFFICULTIES IN THE       difficulties. As of December 31, 1996, we
PAST.                               have written off $3.8 million due to
                                    outstanding debts owed to us by Moshe Nur, our previous chairman of our board of directors and former major shareholder, and companies controlled by Mr. Nur. These companies are now in various insolvency proceedings. The written off debts resulted, in part, from ineffective controls, which failed to prevent unauthorized transactions and the misappropriation of funds. These difficulties resulted in losses of $10.1 million in the year ended December 31, 1996, and reduced our shareholders' equity to approximately $1.8 million at such date. In
                                    April 1997, Moshe Nur transferred control of the Company and subsequently resigned from our board of directors. We have reached a settlement agreement resolving all outstanding material claims related to the insolvency proceedings of Moshe Nur and his companies. Despite this settlement, in the future we may be exposed to claims arising from Moshe Nur's actions. Liabilities arising from any such claims and the cost to defend our company may be substantial.

WE HAVE CHANGED OUR                 In April 1997, when Moshe Nur transferred
LEADERSHIP AND HAVE LIMITED         control of Nur Macroprinters, we replaced
MANAGEMENT RESOURCES TO             most of the members of our board of
MANAGE FUTURE GROWTH.               directors. We also made several management
                                    changes at such time and changed our Chief
                                    Financial Officer. Our recent growth has placed, and will continue to place, a significant strain on our management team, facilities, and other resources. In order to support our growth, our new leadership adopted financial controls and reporting systems and expanded our management, facilities, financial, and other resources.
                                    To avoid any negative effects on our
                                    business, we
                                    must successfully implement financial
                                    controls, expand our manufacturing, sales, marketing, and service organizations, and update our accounting, operational, and management information systems. Failure to do so effectively could have a material adverse effect on our business and financial results.

OUR OPERATING RESULTS TEND TO       Our revenues may vary significantly from
FLUCTUATE.                          quarter to quarter as a result of, among
                                    other factors, the timing of new product announcements and releases by our competitors and us. We do not typically have a material backlog of orders at the beginning of each quarter. We generally ship and record a significant portion of our revenues for orders placed within the same quarter, primarily in the last month of the quarter. We may not learn of shortfalls in sales until late in, or shortly after the end of, such fiscal period. As a result, our quarterly earnings may be subject to significant variations.

      WE HAVE AN UNEVEN             We have an uneven history of financial
      HISTORY OF FINANCIAL          results. We incurred an operating loss of
      RESULTS.                      approximately $0.32 million in 1991 and
                                    $0.22 million in 1992. In 1993 we made an operating profit for the first time, earning approximately $0.04 million, which increased to approximately $0.92 million in 1994, and to $1.49 million in 1995. In 1996 we incurred an operating loss of $9.2 million.
                                    In 1997 we achieved an operating income of $0.91 million, in 1998 had an operating income of $2.38 million and during the first nine months of 1999 had an operating income of $5.84 million. We cannot assure profitability in the future.

IMPORTANT FACILITIES AND            Our most important facilities and operations
OPERATIONS ARE LOCATED IN           and many of our subcontractors are located
ISRAEL.                             entirely in the State of Israel. Political
                                    and military conditions in Israel directly affect operations. Since Israel was established in 1948, a state of hostility has existed, varying in degree and intensity, between Israel and certain Arab countries. Although Israel has entered into agreements with some of these countries, the Palestine Liberation Organization and the
                                    Palestinian Authority, and the feuding
                                    parties have signed various declarations in hopes of resolving some of the hostilities, we cannot predict the future of the volatile
                                    Middle East and of Israel in particular. To date, Israel has not entered into a peace treaty with Lebanon or Syria, with whom Israel shares its northern borders, or with certain other Arab countries with whom a state of hostility exists. Any major hostilities involving Israel, the
                                    Palestinian Authority, or Arab countries in the Middle East could have a serious negative impact on our business operations.

      SOME OF OUR OFFICERS AND      Furthermore, all nonexempt male adult
      EMPLOYEES ARE ON              citizens of Israel, including some of our
      MILITARY RESERVE.             officers and employees, are obligated to
                                    perform military reserve duty and are
                                    subject to being called for active duty
                                    under emergency circumstances. While we have operated effectively under these conditions in the past, we cannot predict the full impact of such conditions on us in the future, particularly if emergency circumstances occur.

WE ARE SENSITIVE TO ECONOMIC        Inflation in Israel and devaluation of the
CONDITIONS IN ISRAEL.               NIS have an impact on our financial results.
                                    Although Israel has substantially reduced the rates of inflation and devaluation in recent years, they are still relatively high and we could experience losses due to inflation or devaluation. If inflation rates in Israel increase again and hurt Israel's economy as a whole, our operations and financial condition could be negatively impacted.

      WE DO NOT KNOW THE            Israeli law limits foreign currency
      IMPACT OF RECENT POLICY       transactions and transactions between
      CHANGES ON FOREIGN            Israeli and non-Israeli residents. The
      CURRENCY TRANSACTIONS.        Controller of Foreign Exchange at the Bank
                                    of Israel, through "general" and "special" permits, may regulate or waive these limitations. Until recently, transactions in foreign currency were strictly regulated. In
                                    May 1998, the Bank of Israel liberalized its foreign currency regulations by issuing a new "general permit" pursuant to which foreign currency transactions are generally permitted, although certain restrictions still apply. Restricted transactions include foreign currency transactions by institutional investors, including futures contracts by foreign residents for periods of more than one month, and investments outside of Israel by pension funds and insurers. Under the new general permit, all foreign currency transactions must be reported to the Bank of Israel. We cannot currently assess what impact, if any, this liberalization will have on us. We also cannot predict its impact on the value of the NIS compared to the dollar and the corresponding effect on our financial statements.

SERVICE OF PROCESS AND              We are organized under the laws of Israel
ENFORCEMENT OF JUDGMENTS.           and our headquarters are in Israel. Certain
                                    of our officers and directors reside outside of the United States. Therefore, you may not be able to enforce any judgment obtained in the U.S. against us or any of such persons.
                                    You may not be able to enforce civil actions under U.S. securities laws if you file a lawsuit in Israel. However, we have been advised by our

                                    Israeli counsel that subject to certain
                                    limitations, Israeli courts may enforce a final judgment of an U.S. court for liquidated amounts in civil matters after a hearing in Israel. If a foreign judgment is enforced by an Israeli court, it will be payable in Israeli currency.

WE ARE PREPARING FOR THE            Many computer systems and software products
 YEAR 2000.                         will not function properly commencing in the
                                    year 2000 due to a once-common programming standard that represents years using only the last two-digits. This is known as the Year 2000 problem. We have finalized the process of upgrading our computers to avoid any material complications due to the Year
                                    2000 problem. As part of this program, we identified those systems and applications that require modification, redevelopment or replacement. We believe that we are Year
                                    2000 compliant with respect to our internal systems and our current products. Providing upgrades and changes to our older products could cost up to $15,000 in the aggregate.
                                    If we do not attain compliance for our
                                    products in time to avoid complications, we have a contingency plan in place that we believe will protect our customers. We do not believe that the failure of our vendors or other third-party providers' systems to be Year 2000 compliant will have a materially negative impact on our business.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus, and the other reports we have filed from time to time with the Securities and Exchange Commission, contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements deal with our current plans, intentions, beliefs and expectations and statements of future economic performance. Statements containing terms like "believes," "does not believe," "plans," "expects," "intends," "estimates," "anticipates," and other phrases of similar meaning are considered to imply uncertainty and are forward-looking statements.

         Forward-looking statements involve known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from what is currently anticipated. We make cautionary statements throughout this prospectus, including under "Risk Factors." You should read these cautionary statements as being applicable to all related forward-looking statements wherever they appear in this prospectus, the materials referred to in this prospectus, the materials incorporated by reference into this prospectus, and our press releases.

         We cannot guarantee our future results, levels of activity, performance or achievements. Neither we nor any other person assumes responsibility for the accuracy and completeness of these statements.

         We are under no duty to update any of the forward-looking statements after the date of this prospectus.

                                 USE OF PROCEEDS

         We will not receive any of the proceeds from the sale of ordinary shares by the selling security holders.

                            SELLING SECURITY HOLDERS

         Our ordinary shares to which this prospectus relates are being registered for resales by the selling security holders.

         The selling security holders may resell all, a portion or none of such ordinary shares from time to time. The table below sets forth with respect to each selling security holder, based upon information available to us as of December 6, 1999, the number of ordinary shares beneficially owned, the number of ordinary shares registered by this prospectus and the number and percent of outstanding ordinary shares that will be owned after the sale of the registered ordinary shares assuming the sale of all of the registered ordinary shares.


                                                       SHARES BENEFICIALLY                                 SHARES BENEFICIALLY
                                                           OWNED BEFORE                                        OWNED AFTER
                                                       THE OFFERING (1) (2)                                THE OFFERING(1) (3)
                                                      ----------------------                               ---------------------
                                                 SHARES               PERCENT        SHARES OFFERED        SHARES        PERCENT
                                                 -------------------------------------------------------------------------------

Purjes, Dan(4)                                   4,509,263(5)           36.6%        724,119(6)          270,000              2.1%
WBM I LLC(7)                                     2,918,780              25.1       2,918,780                   0              *
Isal Amlat Investment (1993) Ltd.                  715,700               6.1         675,000(6)           40,700              *
J. Partners, L.P.(8)                               451,200               3.9         451,200                   0              *
Shachar, Erez(9)                                   326,668               2.7          50,000             276,668              2.2
Ben-Porat, Yoram(10)                               253,108               2.2         228,442              24,666              *
Carafe Investment Co. Ltd.                         250,000               2.2         250,000                   0              *
Omotsu Holdings Limited                            250,000               2.2         250,000                   0              *
Fuchs, David(11)                                   206,500               1.7          65,000(6)          141,500              1.1
Purjes, Esther                                     200,000               1.7         200,000                   0              *
Horizon Fund Ltd.                                  171,240               1.5         171,240                   0              *
Clalit Capital Fund L.P.                           150,000               1.3         150,000                   0              *
Trefoil Israel Investments, L.L.C.                 150,000               1.3         150,000                   0              *
Weisman, Scott(12)                                 131,169               1.1          31,169(6)          100,000              *
Owesh, Tajunnisa                                   125,000               1.1         125,000                   0              *
Hussey, Robert F.(13)                               90,000               *            70,000              20,000              *
Margolin, Michael & Shoshana                        85,664               *            85,664                   0              *
Gross, Joy                                          75,000               *            75,000                   0              *
Dovrat & Co. Ltd.                                   75,000               *            75,000(6)                0              *
Zevi, Ron(14)                                       69,731               *            69,731                   0              *
Noy, Amir(15)                                       65,000               *            10,000              55,000              *
Sheib, Fredda                                       65,000               *            65,000                   0              *
Gelman, Gary                                        60,000               *            60,000                   0              *
JLR Profit Sharing Plan C FBO Dan Purjes(4)         55,000               *            55,000                   0              *
Davis, Peter S.                                     50,000               *            50,000                   0              *
DeGennaro, Ruth B.                                  50,000               *            50,000                   0              *
Duggal, Baldev                                      50,000               *            50,000                   0              *
Eastlane Corporation Ltd.                           50,000               *            50,000                   0              *
First Comet Corporation                             50,000               *            50,000                   0              *
Holistica International Ltd.                        50,000               *            50,000                   0              *
Ornstein, Richard                                   50,000               *            50,000                   0              *


                                                       SHARES BENEFICIALLY                                 SHARES BENEFICIALLY
                                                           OWNED BEFORE                                        OWNED AFTER
                                                       THE OFFERING (1) (2)                                THE OFFERING(1) (3)
                                                      ----------------------                               ---------------------
                                                 SHARES               PERCENT        SHARES OFFERED        SHARES        PERCENT
                                                 -------------------------------------------------------------------------------

Josephthal & Co. Inc.(16)                          35,664                *           35,664                   0              *
Israeli, Eyal(17)                                  33,334                *           10,000              23,334              *
Grotenstein, Alan                                  30,000                *           30,000                   0              *
Fitzgerald, Paul                                   29,546                *           29,546(6)                0              *
Rice, Lawrence R.                                  27,516                *           27,516(6)                0              *
Sheib, James C.                                    26,000                *           25,000               1,000              *
Berman, Michael                                    25,000                *           25,000                   0              *
Birn, Dora                                         25,000                *           25,000                   0              *
Dorigol, S.A.                                      25,000                *           25,000                   0              *
Heymann, Jerry                                     25,000                *           25,000                   0              *
Padan, Uzi                                         25,000                *           25,000                   0              *
Purjes, Esther IRA Delaware Charter                25,000                *           25,000                   0              *
Trokel, Michael                                    25,000                *           25,000                   0              *
Vitullo, Mary & Purjes, Dan(4)(18)                 25,000                *           25,000                   0              *
Wagner, George P. Jr.                              25,000                *           25,000                   0              *
Dovrat, Shrem Skies Fund Ltd.                      22,830                *           22,830                   0              *
Dovrat, Shrem Rainbow Fund, Ltd.                   20,930                *           20,930                   0              *
Roden, Charles                                     20,180                *           20,180(6)                0              *
Ben-Moshe, Boaz & Susan                            20,000                *           20,000                   0              *
Card, H.W. III                                     20,000                *           20,000                   0              *
Card, H.W., Jr. & Card, Garrison Good              20,000                *           20,000                   0              *
Darbyshire, Christopher                            20,000                *           20,000                   0              *
Gell, Brian D.                                     20,000                *           20,000                   0              *
Murphy, William F.                                 20,000                *           20,000                   0              *
Ordinance Capital, L.P.                            20,000                *           20,000                   0              *
Stein, Raymond                                     20,000                *           20,000                   0              *
Trokel, Stephen L.                                 20,000                *           20,000                   0              *
Wiener, David M.                                   20,000                *           20,000                   0              *
Chenes, Charles A.                                 15,000                *           15,000                   0              *
JLR Profit Sharing Plan C FBO Frank Garriton       15,000                *           15,000                   0              *
Purjes, Dan, Custodian for UGMA Lianna                                   *           15,000                   0
  Purjes(19)                                       15,000                                                                    *
Zamir & Barak                                      15,000                *           15,000                   0              *
Goodfriend, David                                  14,500                *           14,500                   0              *
Bailey-Beck, Adriane & Purjes, Dan(4)(20)          12,500                *           12,500                   0              *
Chnapko, Michelle                                  12,500                *           12,500                   0              *
Friedland, Stephen                                 12,500                *           12,500                   0              *
Jacob, Varughese & Leela                           12,500                *           12,500                   0              *
Khan, Khurshid                                     12,500                *           12,500                   0              *
The Shaar Fund Ltd.                                12,500                *           12,500                   0              *
Cohen, Morris                                      10,000                *           10,000                   0              *
Colbert, James IRA                                 10,000                *           10,000                   0              *
Handa, Sameer                                      10,000                *           10,000                   0              *
Lowe, James F.                                     10,000                *           10,000                   0              *

                                                       SHARES BENEFICIALLY                                 SHARES BENEFICIALLY
                                                           OWNED BEFORE                                        OWNED AFTER
                                                       THE OFFERING (1) (2)                                THE OFFERING(1) (3)
                                                      ----------------------                               ---------------------
                                                 SHARES               PERCENT        SHARES OFFERED        SHARES        PERCENT
                                                 -------------------------------------------------------------------------------

Mahtani, Gordan G.                                 10,000                *           10,000                   0              *
Morgan, John R.                                    10,000                *           10,000                   0              *
Naz, Mohammad & Rasheeda                           10,000                *           10,000                   0              *
Patel, Chandu & Kala                               10,000                *           10,000                   0              *
Rao, Sanjeeva                                      10,000                *           10,000                   0              *
Weisner, Gary                                      10,000                *           10,000                   0              *
Palma, Susan                                        9,500                *            9,500                   0              *
Balk, Matthew                                       8,843                *            8,843(6)                0              *
Miakinkoff, Regina                                  8,000                *            8,000                   0              *
Casajuana, Simon(21)                                8,000                *            5,000                   0              *
Sheib, Peter, Estate of                             7,549                *            7,549(6)                0              *
HSB Capital                                         7,500                *            7,500                   0              *
JLR Profit Sharing Plan C FBO Ursula D. Mell        7,500                *            7,500                   0              *
Mayer, Charles                                      7,000                *            7,000                   0              *
Porush, Naftali & Elaine                            7,000                *            7,000                   0              *
Porush, Naomi                                       7,000                *            7,000                   0              *
Sectal Capital Markets, Ltd.                        6,400                *            6,400(6)                0              *
Antoniades, Adam                                    5,000                *            5,000                   0              *
Bear Stearns Securities Corp. FBO Cindy             5,000                *            5,000                   0              *
   Cerruto IRA
Bear Stearns Securities Corp. FBO James Welton      5,000                *            5,000                   0              *
   IRA
Bear Stearns Securities Corp. FBO James Zogby       5,000                *            5,000                   0              *
   IRA
Block Reed, Annmary                                 5,000                *            5,000                   0              *
Continental Stock Transfer Corp.                    5,000                *            5,000                   0              *
Dransfield, Mark                                    5,000                *            5,000                   0              *
Hawryluk, James B.                                  5,000                *            5,000                   0              *
JLR Profit Sharing Plan C FBO Anthony Guzzi         5,000                *            5,000                   0              *
JLR Profit Sharing Plan C FBO Ralph DeMarco         5,000                *            5,000                   0              *
JLR Profit Sharing Plan C FBO Raymond A. Mando      5,000                *            5,000                   0              *
JLR Profit Sharing Plan C FBO Salvatore Agosta      5,000                *            5,000                   0              *
Menikdiwela, Gayathri                               5,000                *            5,000                   0              *
Relyea, William                                     5,000                *            5,000(6)                0              *
Shaw, Larry & Winstead, Dennis                      5,000                *            5,000                   0              *
Sheib, Fredda Custodian for Benjamin Kohn           5,000                *            5,000                   0              *
Volpe, Michael                                      5,000                *            5,000                   0              *
Larkin, Sherwood P.                                 4,435                *            4,435(6)                0              *
JLR Profit Sharing Plan C FBO Robert N. Martz       3,500                *            3,500                   0              *


                                                       SHARES BENEFICIALLY                                 SHARES BENEFICIALLY
                                                           OWNED BEFORE                                        OWNED AFTER
                                                       THE OFFERING (1) (2)                                THE OFFERING(1) (3)
                                                      ----------------------                               ---------------------
                                                 SHARES               PERCENT        SHARES OFFERED        SHARES        PERCENT
                                                 -------------------------------------------------------------------------------
Arvai, Emilia M.                                    3,000                *            3,000                   0              *
Bailey-Beck, Adriane IRA                            3,000                *            3,000                   0              *
Bear Stearns Securities Corp. FBO Robert            3,000                *            3,000                   0              *
   Housner IRA
Futernik, Alexander                                 3,000                *            3,000                   0              *
JLR Profit Sharing Plan C FBO Kenneth P.            3,000                *            3,000                   0              *
   Cerruto
Mench, James Frederick & Dorothy                    3,000                *            3,000                   0              *
Messing, Andrew                                     3,000                *            3,000                   0              *
Pallen, Glenn F. IRA Rollover                       3,000                *            3,000                   0              *
Loew, Michael                                       2,996                *            2,996(6)                0              *
Caparelli, Richard F.                               2,000                *            2,000                   0              *
Chapman, Sandra L.                                  2,000                *            2,000                   0              *
Sugarhouse Follies Inc.(22)                         2,000                *            2,000                   0              *
Satloff, Averell W.                                 1,528                *            1,528(6)                0              *
Zimmerman, Bernard                                  1,500                *            1,500                   0              *
Malone, Ena                                           500                *              500                   0              *
White, Laurence                                       330                *              330                   0              *
Borgman, Lawrence                                     156                *              156(6)                0              *
Burke, Dennis                                         156                *              156(6)                0              *
Kowitski, Steven                                      156                *              156(6)                0              *
Guzzi, Anthony                                         67                *               68(6)                0              *
Mando, Raymond                                         45                *               45(6)                0              *



*        Less than 1%

(1) As used in this table, "beneficial ownership" means the sole or shared voting and investment power of ordinary shares. Unless otherwise indicated, each selling security holder listed below has sole voting and investment power with respect to the ordinary shares indicated as beneficially owned thereby. A person is deemed to have "beneficial ownership" of any ordinary shares that such person has a right to acquire within sixty days of the date of this prospectus. In accordance with Rule 13d-3 of the Exchange Act, any ordinary shares that any selling security holder has the right to acquire within sixty days of the date of this prospectus are deemed to be outstanding for the purpose of computing the beneficial ownership percentage of such selling security holder, but have not been deemed outstanding for the purpose of computing the percentage for any other selling security holder.

(2) These ordinary shares include up to an aggregate of 828,168 ordinary shares which may be acquired by the selling security holders within sixty days of the date of this prospectus upon the exercise of options granted under our stock option plans and up to an aggregate of 705,000 ordinary shares which may be acquired by the selling security holders within sixty days of the date of this prospectus upon the exercise of warrants granted by us.

(3) With respect to the selling security holders, it has been assumed that all ordinary shares so offered will be sold. These ordinary shares include up to an aggregate of 828,168 ordinary shares which may be acquired by the selling security holders within sixty days of the date of this prospectus upon the exercise of options granted under our stock option plans.

(4)      Dan Purjes is the chairman of our board of directors.

(5) These ordinary shares include (i) 2,918,780 ordinary shares held by WBM I LLC, a Delaware limited liability company of which Dan Purjes owns all of the equity interests, and of which ordinary shares Dan Purjes has sole voting and investment power, (ii) 451,200 ordinary shares held by J. Partners, L.P., a Delaware partnership of which Dan Purjes owns 100% of the equity of the general partner and is also a limited partner, and of which ordinary shares J. Partners, L.P. and Dan Purjes share voting and investment power, (iii) 55,000 ordinary shares held by JLR Profit Sharing Plan C FBO Dan Purjes, his profit sharing plan, (iv) 35,664 ordinary shares held by Josephthal & Co. Inc., an entity of which he is the chairman of the board of directors, chief executive officer and indirect controlling shareholder, and of which ordinary shares Josephthal & Co. Inc. and Dan Purjes share voting and investment power, (v) 25,000 ordinary shares held in joint tenancy by Dan Purjes and Mary Vitullo, and of which ordinary shares Mary Vitullo and Dan Purjes share voting and investment power, (vi) 15,000 ordinary shares held by Dan Purjes as custodian for UGMA Lianna Purjes, an entity which holds the shares for the benefit of Lianna Purjes, the minor daughter of Dan Purjes, of which ordinary shares Dan Purjes has sole voting and investment power, (vii) 12,500 ordinary shares held in joint tenancy by Dan Purjes and Adriane Bailey-Beck, and of which ordinary shares and Adriane Bailey-Beck and Dan Purjes share voting and investment power, and (viii) 2,000 shares held by Sugarhouse Follies Inc., a Vermont company of which Dan Purjes is the president and sole shareholder and director, and of which ordinary shares Dan Purjes has sole voting and investment power.

(6)      Includes ordinary shares underlying warrants.

(7) WBM I LLC is a Delaware limited liability company of which Dan Purjes owns all of the equity interests. Dan Purjes has sole voting and investment power with respect to these ordinary shares.

(8) J. Partners, L.P. is a Delaware partnership of which Dan Purjes owns 100% of equity of the general partner and is also a limited partner. J. Partners, L.P. and Dan Purjes share voting and investment power with respect to these ordinary shares.

(9) Erez Shachar is our president, chief executive officer and one of our directors.

(10) Yoram Ben-Porat is one of our directors, the president and a director of Nur Media Solutions S.A., a subsidiary of ours, previously named Nur International S.A., and was the president and a director of Nur Advanced Technologies (Europe) S.A., a subsidiary of ours, until 1998.

(11) David Fuchs is a former director of ours and acted as our chief financial officer from April through October 1997.

(12)     Scott Weisman is a former director of ours.

(13)     One of our directors.

(14) Ron Zevi is a brother-in-law of Yoram Ben-Porat, who is one of our directors, the president and a director of Nur Media Solutions S.A., a subsidiary of ours, previously named Nur International S.A., and was the president and a director of Nur Advanced Technologies (Europe) S.A., a subsidiary of ours, until 1998.

(15) Amir Noy is the managing director of Nur Asia Pacific Ltd., as subsidiary of ours, and was our vice president of marketing until March, 1999.

(16) Dan Purjes is the chairman of the board of directors, chief executive officer and indirect controlling shareholder of Josephthal & Co. Inc. Josephthal & Co. Inc. and Dan Purjes share voting and investment power with respect to these ordinary shares.

(17)     Eyal Israeli is our vice president of operations.

(18) Mary Vitullo and Dan Purjes share voting and investment power with respect to these ordinary shares.

(19) Lianna Purjes is the minor daughter of Dan Purjes. Mr. Purjes is the custodian for and has sole voting and investment power with respect to these ordinary shares.

(20) Adriane Bailey-Beck and Dan Purjes share voting and investment power with respect to these ordinary shares.

(21)     One of our employees.

(22) Sugarhouse Follies Inc. is a Vermont company of which Dan Purjes is the president and sole director and shareholder. Dan Purjes has sole voting and investment power with respect to these ordinary shares.

         The information provided in the table above with respect to the selling security holders has been obtained from such selling security holders.

         Except as otherwise disclosed above or in documents incorporated herein by reference, the selling security holders have not within the past three years had any position, office or other material relationship with our company. Because the selling security holders may sell all or some portion of the ordinary shares beneficially owned by them, only an estimate (assuming the selling security holders sells all of the shares offered hereby) can be given as to the number of ordinary shares that will be beneficially owned by the selling security holders after this offering. In addition, the selling security holders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time or from time to time since the dates on which they provided the information regarding the ordinary shares beneficially owned by them, all or a portion of the ordinary shares beneficially owned by them in transactions exempt from the registration requirements of the Securities Act.

                              PLAN OF DISTRIBUTION

         This prospectus covers the sale of ordinary shares by the selling security holders. As used herein, "selling security holders" include donees, pledgees, transferees or other successors in interest selling shares received from a selling security holder after the date of this prospectus as a gift, pledge, partnership distribution or other non-sale related transfer. Any distribution of any such securities by the selling security holders in interest may be effected from time to time in one or more of the following transactions:

         - to underwriters who will acquire securities for their own account and resell them in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale (any public offering price and any discount or concessions allowed or reallowed or paid to dealers may change from time to time);

         - through brokers, acting as principal or agent, in transactions (which may involve block transactions) on the Nasdaq National Market or on such other market or exchange on which the securities are then listed, in special offerings, exchange distributions pursuant to the rules of the applicable exchanges or in the over-the-counter market or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices;

         - directly or through brokers or agents in private sales at negotiated prices;

         - through put or call options transactions relating to the ordinary shares, or through short sales of ordinary shares at market prices prevailing at the time of sale or at negotiated prices; or

         -        by any other legally available means.

         Josepthal & Co., Inc., which may participate in the distribution of the securities, may be deemed to be an affiliate of Nur Macroprinters by virtue of the fact that Dan Purjes, our Chairman and the Chairman of Josephthal, owns over 10% of each of Nur Macroprinters and Josephthal. Accordingly, the offering is being conducted in accordance with Rule 2720 of the National Association of Securities Dealers, Inc.'s Conduct Rules.

         We will not receive any proceeds from the sale of the ordinary shares. The aggregate proceeds to the selling security holders from the securities offered hereby will be the offering price less applicable commissions or discounts, if any. We do not know if the selling security holders will sell any of the securities offered hereby.

         The selling security holders and such underwriters, brokers, dealers or agents, upon effecting a sale of securities, may be considered "underwriters" as that term is defined in the Securities Act. The selling security holders will be subject to the prospectus delivery requirements because the selling security holders may be deemed to be "underwriters" within meaning of Section 2(a)(11) of the Securities Act. Sales effected through agents, brokers or dealers will ordinarily involve payment of customary brokerage commissions although some brokers or dealers may purchase such securities as agents for others or as principals for their own account (compensation as to a particular broker-dealer might be in excess of customary commissions). The selling security holders will pay any sales commissions or similar selling expenses applicable to the sale of ordinary shares. A portion of any proceeds of sales and discounts, commissions or other sellers' compensation may be deemed to be underwriting compensation for purposes of the Securities Act.

         Selling security holders also may resell all or a portion of the ordinary shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of such rule.

         Pursuant to applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the securities offered hereby may not simultaneously engage in market activities for the ordinary shares for a period of five business days prior to the commencement of such distribution. In addition, each selling security holder and any other person who participates in a distribution of the securities will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which provisions may limit the timing of purchases and may affect the marketability of the securities and the ability of any person to engage in market activities for the ordinary shares.

         At the time a particular offering of securities is made, to the extent required, a prospectus supplement will be distributed which will set forth the number of securities being offered and the terms of the offering, including the purchase price or the public offering price, the name or names of any underwriters, dealers or agents, the purchase price paid by any underwriters for securities purchased from the selling security holders, any discounts, commissions and other items constituting compensation from the selling security holders and any discounts, commissions or concessions allowed or reallowed or paid to dealers. In addition, we will file a supplement to this prospectus upon a selling security holder notifying us that a donee, pledgee, transferee or other successor-in-interest intends to sell more than 500 shares.

         In order to comply with the securities laws of certain states, if applicable, the securities will be sold in such jurisdictions, if required, only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless the securities have been registered or qualified for sale in such state or an exemption from registration or qualification is available and the conditions of such exemption have been satisfied.

         We have agreed that we will bear all costs, expenses and fees in connection with the registration or qualification of the ordinary shares under federal and state securities laws. We and each selling security holder have agreed to indemnify each other and certain other persons against certain liabilities in connection with the offering of the securities, including liabilities arising under the Securities Act.

                                  LEGAL MATTERS

         The validity of the ordinary shares offered hereby will be passed upon for Nur Macroprinters by Shimonov Barnea & Co.

                                     EXPERTS

         The consolidated financial statements of us and our subsidiaries as of December 31, 1997 and 1998 and for each of the three years in the period ended December 31, 1998 in this prospectus from our Annual Report on Form 20-F have been so incorporated by reference in reliance on the report of Kost Forer & Gabbay (a member of Ernst & Young International), independent accountants, and Willy Knyrim, independent accountant, which reports are incorporated by reference, given on the authority of said firm as experts in auditing and accounting.

          SEC POSITION ON INDEMNIFICATION FOR SECURITES ACT LIABILITIES


         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

===============================================================================

         No dealer, salesperson or other person is authorized to give any information or represent anything not contained in this prospectus. This prospectus does not offer to sell or buy any shares in any jurisdiction where it is unlawful. The information in this prospectus is current only as of its date.







                                    8,463,173



                             NUR MACROPRINTERS LTD.



                                 ORDINARY SHARES



                                 ---------------

                                   PROSPECTUS
                                 ---------------






                               December __, 1999





===============================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following are the estimated expenses expected to be incurred by Nur Macroprinters Ltd. (on behalf of itself and the selling security holders) in connection with this offering.

           NATURE OF FEES AND EXPENSES                         AMOUNT TO BE PAID
           ---------------------------                         -----------------
           SEC Registration Fee..........................        $ 5,672.31
           Legal Fees, Accounting Fees and Expenses......            35,000
           Printing Expenses.............................            10,000
           Miscellaneous.................................            10,000
                                                                 ----------
                    Total................................        $60,672.31
                                                                 ==========


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Pursuant to Nur Macroprinters's Articles of Association, Nur Macroprinters may indemnify its Office Holders, as defined in the Israeli Companies Ordinance (New Version), 1983 (the "Israeli Companies Ordinance") for
(a) any monetary obligation imposed upon them for the benefit of a third party by a judgment, including a settlement approved by Nur Macroprinters or an arbitration decision certified by court, as a result of an act or omission of such person in his capacity as an Office Holder and (b) reasonable litigation expenses, including legal fees, incurred by such Office Holder or which he is obligated to pay, in proceedings brought against him by or on behalf of Nur Macroprinters or by others, or in connection with criminal proceedings in which he was acquitted, in each case relating to acts or omissions of such person in his capacity of Office Holder of Nur Macroprinters. The Israeli Companies Ordinance defines "Office Holder" to include directors, managing director, general manager, chief executive officer, executive vice president, vice president, other manager directly subordinate to the managing director and any person assuming the responsibilities of the foregoing positions without regard to such person's title.

         In addition, pursuant to the Israeli Companies Ordinance, indemnification of, and procurement of insurance coverage for, an Office Holder of Nur Macroprinters is permitted if it is permitted by Nur Macroprinters's Articles of Association and if it is approved by Nur Macroprinters's Audit Committee and Board of Directors. Nur Macroprinters's Articles of Association permit such indemnification and procurement of insurance coverage. In certain circumstances, the Israeli Companies Ordinance also requires approval of such indemnification and insurance by Nur Macroprinters's shareholders. The approval of indemnification agreements and procurement of insurance for all of Nur Macroprinters's directors will require shareholder approval. In addition, the approval of indemnification and procurement of insurance for certain directors who may be deemed to hold 25% or more of the share capital of Nur Macroprinters requires the consent of disinterested shareholders subject and pursuant to the Israeli Companies Ordinance.

         Nur Macroprinters has purchased directors' and officers' liability insurance policy insuring its Office Holders with respect to those matters permitted by the Israeli Companies Ordinance.

ITEM 16.  EXHIBITS.

     EXHIBIT
     NUMBER       NAME
     --------     ----

         3.1 Memorandum of Association of the Registrant, in Hebrew with a translation to English. (1)

         3.2      Amended Articles of Association of the Registrant.

         3.3      Certificate of Name Change. (2)

         4.1      Specimen Certificate for Ordinary Shares. (1)

         4.2      Representative's Warrant Agreement dated October 12, 1995. (1)

         4.3      Form of Representative's Warrant Certificate. (1)

         4.4      Forms of Placement Agent's Warrant Agreement and Certificate. (3)

         4.5 Forms of Qualified Independent Underwriter's Warrant Agreement and Certificate. (3)

         4.6      Warrant Agreement among Nur Macroprinters Ltd., Dovrat & Co.
                  Ltd. and Isal Amlat Investment (1993) Ltd. and Warrant
                  Certificate

         5.1      Opinion of Shimonov Barnea & Co.

         10.1     1995 Stock Option / Stock Purchase Plan. (1)

         10.2     Amendment to the 1995 Stock Option / Stock Purchase Plan. (3)

         10.3     1997 Stock Option Plan. (4)

         10.4     1998 Non-Employee Director Share Option Plan. (5)

         10.5     Lease Agreement between the Registrant and Mr. Moshe Nur dated
                  October 4, 1993, as amended on May 29, 1995, in Hebrew with a translation to English. (1)

         10.6 Lease Agreement for office space in Brussels, Belgium between Nivellease, S.A. and the Registrant dated November 25, 1996. (3)

         10.7     Lease Agreement for office space in Newton Centre,
                  Massachusetts between WHTR Real Estate Limited Partnership and the Registrant dated July 10, 1998. (3)

         10.8     Qualified Independent Underwriting Agreement. (3)

         10.9 Distribution Agreement between Imaje S.A. and the Registrant dated June 26, 1995. (1)

         10.10 Settlement Agreements relating to Moshe Nur and his affiliated companies. (3)

         10.16    Bank Hapoalin revolving loan agreement. (3, 6)

         10.17    Agreement between I.T.S. Machinery Development Ltd. and the
                  Registrant dated February 10, 1997. (3)

         10.18    Form of confidentiality agreement. (3)

         10.19    Agreement dated September 13, 1998 between "Meital" Electronic
                  Technology Ltd. and Markowitz Yaakov and NUR Macroprinters
                  Ltd. (3)

         21       List of Subsidiaries of Nur Macroprinters.

         23.1     Consent of Krost Forer & Gabbay.

         23.2     Consent of Willy Knyrim.

         23.3     Consent of Shimonov Barnea & Co. (included in Exhibit 5.1).

         24.1     Power of Attorney (included on signature page).



1/ Previously filed with the Commission on July 25, 1995 as part of Nur Macroprinters' Registration Statement (File No. 33-93160) on Form F-1 and incorporated by reference herein.

2/ Previously filed with the Commission on January 7, 1998 as part of Nur Macroprinters' Report on Form 6-K and incorporated by reference herein.

3/ Previously filed with the Commission on February 23, 1999 a part of Nur Macroprinters' Amendment No. 1 to Form F-1 on Form F-1/A (File No. 333-66103) and incorporated by reference herein.

4/ Previously filed with Nur Macroprinters' Form 20-F for the year ended December 31, 1997 and incorporated by reference herein.

5/ Previously filed with Nur Macroprinters' Form 6-K dated November 13, 1998 and incorporated by reference herein.

6/   Filed in summary form. Original filed in paper format pursuant to Form SE.


ITEM 17.  UNDERTAKINGS

         (a)      The undersigned Nur Macroprinters hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i) to include any prospectus required by Section
10(a)(3) of the Securities Act;

                           (ii) to reflect in the prospectus any facts or events
arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set for the in the "Calculation of Registration Fee" table in the effective registration statement;

                           (iii) to include any material information with
respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement;

PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or provided to the Commission by Nur Macroprinters pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  (4) To file a post-effective amendment to the registration statement to include any financial statements required by Rule 3-19 of Regulation S-X at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided, that Nur Macroprinters includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act or Rule 3-19 of Regulation S-X if such financial statements and information are contained in periodic reports filed with or furnished to the commission by Nur Macroprinters pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

         (b) The undersigned Nur Macroprinters hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of Nur Macroprinters's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Nur Macroprinters pursuant to the foregoing provisions, or otherwise, Nur Macroprinters has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities

(other than the payment by Nur Macroprinters of expenses incurred or paid by a director, officer or controlling person of Nur Macroprinters in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Nur Macroprinters will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, Nur Macroprinters certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in The State of Israel, on November 18, 1999.


                                    NUR MACROPRINTERS LTD.


                                     By:   /s/ Erez Shachar
                                           -------------------------------------
                                           Erez Shachar
                                           President and Chief Executive Officer

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Erez Shachar his or her true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this Registration Statement together with all schedules and exhibits thereto,(ii) act on, sign and file with the Securities and Exchange Commission any registration statement relating to this Offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, (iii) act on, sign and file with the Securities and Exchange Commission any exhibits to such registration statement or pre-effective or post-effective amendments, (iv) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection there with, (v) act on and file any supplement to any prospectus included in this registration statement or any such amendment and (vi) take any and all actions which may be necessary or appropriate in connection therewith, granting unto such agents, proxies and attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing necessary or appropriate to be done (including any prospectus included in this registration statement), as fully for all intents and purposes as he or she might or could do in person, hereby approving, ratifying and confirming all that such agents, proxies and attorneys-in-fact, any of them or any of his, her or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.


       SIGNATURE                                TITLE OF CAPACITIES                       DATE
       ---------                                -------------------                       ----
/s/ Dan Purjes                            Chairman of the Board of Directors        November 18, 1999
-------------------------------
Dan Purjes

/s/ Erez Shachar                        President and Chief Executive Officer       November 18, 1999
-------------------------------             and Director
Erez Shachar

/s/ Hilel Kremer                        Chief Financial Officer and Secretary       November 18, 1999
-------------------------------
Hilel Kremer

/s/ Yoram Ben-Porat                                    Director                     November 18, 1998
-------------------------------
Yoram Ben-Porat

/s/ Robert L. Berenson                                 Director                     November 18, 1999
-------------------------------
Robert L.  Berenson

/s/ Robert F. Hussey                                   Director                     November 18, 1999
-------------------------------
Robert F. Hussey

/s/ Hugo Chaufon                                       Director                     November 18, 1999
-------------------------------
Hugo Chaufon

                                  EXHIBIT INDEX

       EXHIBIT
       NUMBER     NAME

         3.1 Memorandum of Association of the Registrant, in Hebrew with a translation to English. (1)

         3.2      Amended Articles of Association of the Registrant.

         3.3      Certificate of Name Change. (2)

         4.1      Specimen Certificate for Ordinary Shares. (1)

         4.2      Representative's Warrant Agreement dated October 12, 1995. (1)

         4.3      Form of Representative's Warrant Certificate. (1)

         4.4      Forms of Placement Agent's Warrant Agreement and Certificate. (3)

         4.5 Forms of Qualified Independent Underwriter's Warrant Agreement and Certificate. (3)

         4.6      Warrant Agreement among Nur Macroprinters Ltd., Dovrat & Co.
                  Ltd. and Isal Amlat Investment (1993) Ltd. and Warrant
                  Certificate

         5.1      Opinion of Shimonov Barnea & Co.

         10.1     1995 Stock Option / Stock Purchase Plan. (1)

         10.2     Amendment to the 1995 Stock Option / Stock Purchase Plan. (3)

         10.3     1997 Stock Option Plan. (4)

         10.4     1998 Non-Employee Director Share Option Plan. (5)

         10.5     Lease Agreement between the Registrant and Mr. Moshe Nur dated
                  October 4, 1993, as amended on May 29, 1995, in Hebrew with a translation to English. (1)

         10.6 Lease Agreement for office space in Brussels, Belgium between Nivellease, S.A. and the Registrant dated November 25, 1996. (3)

         10.7     Lease Agreement for office space in Newton Centre,
                  Massachusetts between WHTR Real Estate Limited Partnership and the Registrant dated July 10, 1998. (3)

         10.8     Qualified Independent Underwriting Agreement. (3)

         10.9 Distribution Agreement between Imaje S.A. and the Registrant dated June 26, 1995. (1)

         10.10 Settlement Agreements relating to Moshe Nur and his affiliated companies. (3)

         10.16    Bank Hapoalin revolving loan agreement. (3, 6)

         10.17    Agreement between I.T.S. Machinery Development Ltd. and the
                  Registrant dated February 10, 1997. (3)

         10.18    Form of confidentiality agreement. (3)

         10.19    Agreement dated September 13, 1998 between "Meital" Electronic
                  Technology Ltd. and Markowitz Yaakov and NUR Macroprinters
                  Ltd. (3)

         21       List of Subsidiaries of Nur Macroprinters.

         23.1     Consent of Krost Forer & Gabbay.

         23.2     Consent of Willy Knyrim.

         23.3     Consent of Shimonov Barnea & Co. (included in Exhibit 5.1).

         24.1     Power of Attorney (included on signature page).

-----------------
(1) Previously filed with the Commission on July 25, 1995 as part of Nur Macroprinters' Registration Statement (File No. 33-93160) on Form F-1 and incorporated by reference herein.

(2) Previously filed with the Commission on January 7, 1998 as part of Nur Macroprinters' Report on Form 6-K and incorporated by reference herein.

(3) Previously filed with the Commission on February 23, 1999 a part of Nur Macroprinters' Amendment No. 1 to Form F-1 on Form F-1/A (File No. 333-66103) and incorporated by reference herein.

(4) Previously filed with Nur Macroprinters' Form 20-F for the year ended December 31, 1997 and incorporated by reference herein.

(5) Previously filed with Nur Macroprinters' Form 6-K dated November 13, 1998 and incorporated by reference herein.

(6)      Filed in summary form. Original filed in paper format pursuant to Form
         SE.